UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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BLUE APRON HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2018

Dear Blue Apron Stockholder:

I am pleased to invite you to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Blue Apron Holdings, Inc.  (“Blue Apron”) to be held on Thursday, June 14, 2018 at 10:00 a.m., Eastern Time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 7 World Trade Center, 250 Greenwich Street, New York, NY 10007.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2018 Annual Meeting of Stockholders and Proxy Statement.

Pursuant to the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to stockholders over the Internet, we are posting the proxy materials on the Internet and delivering a notice of the Internet availability of the proxy materials. On or about April 26, 2018, we will begin mailing to our stockholders a Notice of Internet Availability (the “Notice”) containing instructions on how to access or request a copy of our Proxy Statement for the Annual Meeting and our Annual Report on Form 10‑K for the year ended December 31, 2017.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote over the Internet or in person at the Annual Meeting or, if you requested printed copies of proxy materials, you may also vote by mailing a proxy card or voting by telephone. Please review the instructions on the Notice or on the proxy card regarding your voting options.

Thank you for being a Blue Apron stockholder. We look forward to seeing you at our Annual Meeting.

Sincerely,

Bradley J. Dickerson

President, Chief Executive Officer, Chief Financial Officer and Treasurer

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the Annual Meeting, whether or not you plan to attend the Annual Meeting, please vote your shares as promptly as possible over the Internet by following the instructions on your Notice or, if you requested printed copies of your proxy materials, by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the Annual Meeting and save Blue Apron the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf in the election of directors, unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision in accordance with the instructions set forth in the proxy materials. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy in accordance with the instructions set forth in the proxy materials or voting your shares in person.

BLUE APRON HOLDINGS, INC.

40 West 23rd Street

New York, NY 10010

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that Blue Apron Holdings, Inc. will hold its 2018 Annual Meeting of Stockholders (the “Annual Meeting”) on Thursday, June 14, 2018 at 10:00 a.m., Eastern Time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP,  7 World Trade Center, 250 Greenwich Street, New York, NY 10007, for the following purposes:

•

To elect two Class I directors, Kenneth A. Fox and Gary R. Hirshberg, to hold office until our 2021 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and
•	To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

Only holders of record of our Class A common stock and Class B common stock at the close of business on April 20, 2018 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting as set forth in the enclosed proxy statement (the “Proxy Statement”). If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification such as a valid driver’s license and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the Record Date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership as of the Record Date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process. For instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled “Voting” beginning on page 1 of the attached Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

By Order of our Board of Directors,

Benjamin C. Singer

General Counsel and Secretary

New York, New York

April 26, 2018

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

THURSDAY, JUNE 14, 2018

GENERAL INFORMATION

Our board of directors solicits your proxy on our behalf for the 2018 Annual Meeting of Stockholders (the “Annual Meeting”),  and at any postponement or adjournment of the Annual Meeting, for the purposes set forth in this Proxy Statement and the accompanying Notice of Internet Availability of Proxy Materials (the “Notice”). The Annual Meeting will be held at 10:00 a.m.,  Eastern Time,  on Thursday, June 14, 2018 at the offices of Wilmer Cutler Pickering Hale and Dorr LLP,  7 World Trade Center, 250 Greenwich Street, New York, NY 10007.  We intend to mail a Notice of Internet Availability of Proxy Materials to stockholders of record and to make this Proxy Statement and accompanying materials available on the internet on or about April 26, 2018.

In this Proxy Statement the terms “Blue Apron,” “the company,” “we,” “us,” and “our” refer to Blue Apron Holdings, Inc. The mailing address of our principal executive offices is Blue Apron Holdings, Inc.,  40 West 23rd Street, New York, NY 10010. All website addresses set forth in this Proxy Statement are for information only and are not intended to be an active link or to incorporate any website information into this document.

EXPLANATORY NOTE

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b‑2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We may remain an emerging growth company until December 31, 2022, provided that, if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time or if we have annual gross revenues of $1.07 billion or more in any fiscal year, we would cease to be an emerging growth company as of December 31 of that year.

Internet Availability of Proxy Materials

We are providing access to our proxy materials over the Internet. On or about April 26, 2018, we will mail the Notice to stockholders, unless they requested a printed copy of proxy materials. The Notice contains instructions on how to access our proxy materials and how to vote. If you would like to receive a paper or e-mail copy of our proxy materials, please follow the instructions in the Notice. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

Record Date	April 20, 2018.

Quorum

A majority of the voting power of all issued and outstanding shares of our Class A common stock and Class B common stock (voting together as a single class) entitled to vote on the Record Date must be present in person or represented by proxy to constitute a quorum.

Shares Outstanding

57,748,357 shares of Class A common stock and 134,021,352 shares of Class B common stock outstanding as of the Record Date. There are no shares of Class C capital stock outstanding as of the Record Date.

Voting	There are four ways a stockholder of record can vote:

	(1)	By Internet: If you are a stockholder as of the Record Date, you may vote over the Internet by following the instructions provided in the Notice.

	(2)	By Telephone: If you are a stockholder as of the Record Date, you may vote by telephone by following the instructions in the Notice.

	(3)	By Mail: If you requested printed copies of proxy materials and are a stockholder as of the Record Date, you may vote by mailing your proxy as described in the proxy materials.

(4)

In Person: If you are a stockholder as of the Record Date, you may vote in person at the meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy in accordance with the process outlined below and voting in person.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m., Eastern Time, on June 13, 2018. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy

Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (11:59 p.m., Eastern Time, on June 13, 2018). Your latest telephone or Internet proxy is the one that will be counted. If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Voting Rights

Holders of our Class A common stock are entitled to one vote per share of Class A common stock held on the Record Date in respect of any proposal presented at the Annual Meeting. Holders of our Class B common stock are entitled to ten votes per share of Class B common stock held on the Record Date in respect of any proposal presented at the Annual Meeting. Holders of our Class C capital stock have no voting rights except as prescribed by law or as provided in our restated certificate of incorporation.

Votes Required to Adopt Proposals

For Proposal One, the election of directors, the two nominees receiving the highest number of votes properly cast FOR election, or a “plurality” of the votes properly cast, will be elected as directors.

For Proposal Two, a majority of the votes properly cast FOR the proposal is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Effect of Abstentions and Broker Non-Votes

Votes withheld from any nominee, abstentions and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of Ernst & Young LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted in the election of directors unless you affirmatively provide the broker instructions on how to vote.

Voting Instructions

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote FOR the election of the nominees for directors and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results

We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8‑K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8‑K and final results in an amendment to the Form 8‑K after they become available.

Additional Solicitation/Costs

We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice, Proxy Statement and Annual Report on Form 10‑K for the year ended December 31, 2017, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at Investor Relations at Blue Apron Holdings, Inc., 40 West 23rd Street, New York, NY 10010 or email us at investor.relations@blueapron.com or call us at (347) 719‑4312. If you want to receive separate copies of the Notice, Proxy Statement or Annual Report on Form 10‑K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or email or telephone number.

PROPOSAL ONE

ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our board of directors is divided into three staggered classes of directors as nearly equal in number as possible. One class is elected each year at the annual meeting of stockholders for a term of three years. The terms of our Class I directors expire at the Annual Meeting. The terms of our Class II directors will expire at the 2019 annual meeting. The terms of our Class III directors will expire at the 2020 annual meeting. Directors are elected to hold office for a three-year term or until the election and qualification of their successors in office, subject to their earlier death, resignation or removal.

Nominees

Based on the recommendation of our nominating and corporate governance committee, our board of directors has nominated Kenneth A. Fox and Gary R. Hirshberg for election as directors to hold office until our 2021 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier death, resignation or removal. Each of the nominees is a current member of our board of directors and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the members of our board of directors. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on our board of directors.

Our board of directors may fill such vacancy at a later date or reduce the size of our board of directors. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of our Board of Directors

The board of directors recommends that you vote “FOR” the election of each of Kenneth A. Fox and Gary R. Hirshberg as Class I directors.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Board of Directors

The biographies of each of the director nominees and continuing directors below contain information regarding each such person’s service as a director on our board of directors, business experience and other experiences, qualifications, attributes or skills that caused our board of directors and nominating and corporate governance committee to determine that the person should serve as a director of the company. In addition to the information presented below regarding each such person’s specific experience, qualifications, attributes and skills that led our board of directors and nominating and corporate governance committee to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our board of directors, including a commitment to understanding our business and industry. We also value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of our board of directors be comprised of independent directors whom our board of directors has determined have no material relationship with the company and are otherwise “independent” directors under the published listing rules of the New York Stock Exchange  (“NYSE”).

Below is information regarding our director nominees and directors whose terms are continuing after the Annual Meeting.

Name	Age	Blue Apron Director Since	Independent	Committee Membership
Nominees for election at the 2018 Annual Meeting (Class I)
Kenneth A. Fox	47	2014	Yes	Audit Committee
Gary R. Hirshberg	63	2016	Yes	Compensation Committee Nominating and Corporate Governance Committee (Chair)
Directors with terms expiring at the 2019 Annual Meeting (Class II)
Julie M.B. Bradley	49	2015	Yes	Audit Committee (Chair) Compensation Committee
Bradley J. Dickerson	53	2017	No	—
Brian P. Kelley	56	2017	Yes	Nominating and Corporate Governance Committee
Directors with terms expiring at the 2020 Annual Meeting (Class III)
Tracy Britt Cool	34	2017	Yes	Audit Committee Nominating and Corporate Governance Committee
Robert P. Goodman	57	2015	Yes	Compensation Committee (Chair)
Matthew B. Salzberg	34	2011	No	—

Nominees for Election for a Three-Year Term Ending at the 2021 Annual Meeting

Kenneth A. Fox has been a member of our board of directors since April 2014. Mr. Fox has been a managing partner of Stripes Group, a private equity firm which he founded, since 2008. Before founding Stripes Group, Mr. Fox co-founded a number of companies including Internet Capital Group and A10 Capital, a commercial real estate lender. Mr. Fox has served on the board of directors of a number of private and public companies in the areas of technology and branded consumer products. Mr. Fox holds a B.S. degree in economics from Pennsylvania State University. We believe that Mr. Fox is qualified to serve on our board of directors due to his experience in working with entrepreneurial companies, particularly e-commerce companies, and his experience on other boards of directors.

Gary R. Hirshberg has been a member of our board of directors since October 2016. Mr. Hirshberg co-founded Stonyfield Farm, Inc., a producer of organic dairy-related products, in 1983, and served as the company’s chief executive officer until January 2012. He currently serves as chairman of Stonyfield Farm, which is now majority-owned by Groupe Danone, a French food product company. Mr. Hirshberg has received numerous awards for corporate and environmental leadership, including twelve honorary degrees, and has served on a variety of nonprofit and corporate boards. Mr. Hirshberg holds a B.A. degree in environmental studies from Hampshire College. We believe that Mr. Hirshberg is qualified to serve on our board of directors due to his experience in founding and building an entrepreneurial company, his knowledge of the organic foods industry and sustainable business practices, and his service on the boards of directors of various private companies in the organic and food industries.

Directors Continuing in Office Until the 2019 Annual Meeting

Julie M.B. Bradley has been a member of our board of directors since November 2015. From October 2011 to November 2015, she served as senior vice president, chief financial officer, chief accounting officer and treasurer of TripAdvisor, Inc., an online travel planning and booking site. Prior to joining TripAdvisor, from July 2005 to April 2011, Ms. Bradley served as senior vice president, chief financial officer, treasurer and secretary of Art Technology Group, Inc., a provider of e-commerce software solutions and services. Prior to joining Art Technology Group, Ms. Bradley was at Akamai Technologies, Inc., a global provider of cloud services for delivering, optimizing and securing content and business applications over the Internet, from April 2000 to June 2005, most recently serving as vice president of finance. Previously, Ms. Bradley was an accountant with Deloitte LLP. Ms. Bradley has served on the board of directors of Wayfair Inc. since September 2012 and served on the board of directors of Constant Contact, Inc. from June 2015 to February 2016 and on the board of directors of ExactTarget, Inc. from September 2012 to July 2013. Ms. Bradley holds a B.A. degree in economics from Wheaton College and is a certified public accountant. We believe that Ms. Bradley is qualified to serve on our board of directors due to her financial and accounting expertise and her experience in corporate development.

Bradley J. Dickerson has served as our president and chief executive officer and as a member of our board of directors since November 2017, as our treasurer since January 2017 and as our chief financial officer since February 2016. Before joining Blue Apron, Mr. Dickerson was employed by Under Armour, Inc., a supplier of branded performance apparel, footwear, and accessories, serving as chief financial officer from March 2008 to February 2016 and additionally as chief operating officer from December 2014 to February 2016, as vice president of accounting and finance from February 2006 to February 2008, and as corporate controller from July 2004 to February 2006. Prior to that, he served as chief financial officer of Macquarie Aviation North America, an aviation lessor, from January 2003 to July 2004, and in various capacities with Network Building & Consulting, a designer and builder of wireless telecommunications networks, from 1994 to 2003, including as chief financial officer from 1998 to 2003. Mr. Dickerson holds a B.S. degree in accounting from the University of Akron and an M.B.A. degree from Loyola University Maryland.  We believe that Mr. Dickerson is qualified to serve on our board of directors because of his service as our president and chief executive officer and his extensive knowledge of our company and industry.

Brian P. Kelley has been a member of our board of directors since April 2017. Mr. Kelley has been a partner at Lindsay Goldberg LLC, a private equity firm, since January 2017. From December 2012 to May 2016, he served as president and chief executive officer of Keurig Green Mountain, Inc., a beverage company which was acquired by JAB Holding Company in March 2016. From April 2007 to November 2012, Mr. Kelley was employed by The Coca-Cola Company, a consumer beverage company, serving as the president of still/non-carbonated beverages and supply chain from April 2007 to August 2012 and president, Coca-Cola Refreshments from August 2012 to November 2012. From July 2002 to April 2007, Mr. Kelley served as president and chief executive officer of Sirva, Inc., a relocation services company. Previously, Mr. Kelley held executive and other positions with Ford Motor Company, General Electric, and Procter & Gamble. Mr. Kelley has served as a member of the board of directors of Keurig Green Mountain since December 2012 and of AMAG Pharmaceuticals, Inc., a pharmaceutical company, since December 2016. Mr. Kelley holds a B.A. degree in economics from the College of the Holy Cross. We believe that Mr. Kelley is qualified to serve on our board of directors due to his experience in the consumer product industry and his experience on other public company boards of directors.

Directors Continuing in Office Until the 2020 Annual Meeting

Tracy Britt Cool has been a member of our board of directors since January 2017. Since November 2014, Ms. Cool has served as chief executive officer of Pampered Chef, a provider of high-quality kitchenware solutions distributed through independent cooking consultants. Ms. Cool joined Berkshire Hathaway, Pampered Chef’s parent company, in December 2009 as financial assistant to the chairman. Since June 2013, Ms. Cool has served as a director of The Kraft Heinz Company, one of the largest food and beverage companies in the world, and its predecessor H.J. Heinz Company. Ms. Cool also serves as chairman of the following Berkshire Hathaway subsidiaries: Benjamin Moore & Co., a leading manufacturer and retailer of paints and architectural coatings (since June 2012); Larson-Juhl, a manufacturer and distributor of wood and metal framing products (since January 2012); and Oriental Trading Company, a direct merchant of party suppliers, arts and crafts, toys and novelties (since November 2012). From November 2012 to October 2014, Ms. Cool also served as chairman of Johns Manville, a manufacturer of commercial and industrial roofing systems, fire-protection systems, thermal and acoustical insulation, glass textile wall coverings and flooring. Ms. Cool holds an A.B. degree in economics from Harvard College and an M.B.A. degree from Harvard Business School. We believe that Ms. Cool is qualified to serve on our board of directors due to her experience as chairman of several Berkshire Hathaway subsidiaries, as well as her insight into financial, investment and other complex subjects.

Robert P. Goodman has been a member of our board of directors since November 2015 and is our lead independent director.  Mr. Goodman is a partner at Bessemer Venture Partners, a venture capital firm, and is a managing member of Deer Management Co. LLC, the management company for Bessemer Venture Partners’ investment funds, including, but not limited to, Bessemer Venture Partners VIII L.P. and Bessemer Venture Partners VIII Institutional L.P. Prior to joining Bessemer in 1998, he founded and served as the chief executive officer of three privately held telecommunications companies. Mr. Goodman served on the board of directors of Millennial Media, Inc. from June 2009 to October 2015, on the board of directors of Broadsoft, Inc. from April 1999 to December 2012 and has also served on the board of directors of a number of private companies in the areas of software, mobile, and communications. Mr. Goodman holds a B.A. degree in Latin American studies from Brown University and an M.B.A. degree from Columbia University. We believe that Mr. Goodman is qualified to serve on our board of directors due to his experience in working with entrepreneurial companies, particularly technology companies, and his experience on boards of directors of both public and private companies.

Matthew B. Salzberg, one of our founders, has served as a member of our board of directors since inception and as our executive chairman since November 2017.  Previously, he served as our president and chief executive officer from inception until November 2017 and as chairman of the board of directors since June 2017. He also previously served as our treasurer from inception until January 2017. Before co-founding Blue Apron, Mr. Salzberg was employed as a senior associate by Bessemer Venture Partners, a venture capital firm, from June 2010 to January 2012, and as an analyst by The Blackstone Group, a private equity firm, from June 2005 to June 2008. Mr. Salzberg has served as a member of the board of directors of Embark Veterinary, Inc., a pet genetic testing company, since July 2015 and has also served on the board of directors of various other private companies.  Mr. Salzberg holds an A.B. degree in economics from Harvard College and an M.B.A. degree from Harvard Business School. We believe that Mr. Salzberg is qualified to serve on our board of directors due to his extensive knowledge of our company and the industry in which we compete, and his vision and leadership as a co-founder and as our former president and chief executive officer.

Executive Officers

In addition to Mr. Dickerson, our president, chief executive officer, chief financial officer and treasurer, who also serves as a  director, our executive officers are:

Jared Cluff, 40, has served as our chief marketing officer since April 2016 and previously served as our vice president of marketing from February 2014 to March 2016. Before joining Blue Apron, Mr. Cluff was employed by Fab.com, an e-commerce company, as senior vice president of marketing from January 2013 to February 2014 and as vice president of marketing from April 2012 to December 2012; by Avidtrips, an online travel company, as chief operating officer from March 2011 to April 2012; by Ask.com, a question answering-focused web search engine, as senior vice president of marketing from June 2009 to March 2011; and as vice president of user acquisition from April 2008 to June 2009; and by Match.com, an online dating service, as director of online marketing from July 2005 to March 2008. Prior to that, Mr. Cluff held several marketing positions with E*TRADE, an online financial services company. Mr. Cluff holds a B.A. degree in economics from Stanford University and an M.B.A. degree from Northwestern University.

Lainie Cooney,  56,  has served as our chief human resources officer since October 2017. Before joining Blue Apron, Ms. Cooney served as chief human resources officer at DPI Specialty Foods, a nationwide specialty food distributor, from December 2013 to October 2017.  From 2005 to 2012, she served as vice president of human resources at State Street Investment Management Services, an investment management company, and from 2000 to 2005, she served as a human resources manager and six sigma black belt project leader at Home Depot, Inc., a home improvement retailer.  Ms. Cooney holds a B.A. in psychology from Clark University and an M.A. in clinical psychology and advanced doctoral studies from the California School of Professional Psychology.

Ilia M. Papas, 36, one of our founders, has served as our chief technology officer since February 2012. Before co-founding Blue Apron, Mr. Papas was employed as director, technical architect by Optaros, Inc., an information technology and services company, from September 2006 to February 2012, and as a software engineer by Molecular (now Isobar), a digital agency, from September 2004 to August 2006. Mr. Papas holds a B.A. degree in computer science from Tufts University.

Benjamin C. Singer, 41, has served as our general counsel and secretary since November 2014. Before joining Blue Apron, Mr. Singer was employed by Gilt Groupe, an e-commerce company, as vice president, associate general counsel and assistant secretary from April 2012 to November 2014 and as assistant general counsel from April 2011 to April 2012. Prior to that, Mr. Singer was an associate attorney at the law firms Kirkland & Ellis LLP from May 2007 to April 2011 and Wilson Sonsini Goodrich & Rosati, P.C. from September 2004 to May 2007. Mr. Singer holds a B.A. degree in philosophy and religious studies from Indiana University and a J.D. degree from The University of Texas School of Law.

Timothy J. Smith,  44, has served as our senior vice president and general manager of consumer products since July 2017. Previously, he had served as our vice president, supply chain since August 2016. Before joining Blue Apron, Mr. Smith served in various general management positions at Tyson Foods, Inc., a food production company, from 2005 to July 2016, ultimately serving as vice president and general manager, emerging brands food group. Mr. Smith holds a B.A. degree in business from the University of Iowa and an M.B.A. from Washington University in St. Louis.

Director Independence

Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the completion of its initial public offering. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A‑3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A‑3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

At least annually, our board of directors will evaluate all relationships between us and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, our board of directors will make an annual determination of whether each director is independent within the meaning of the independence standards of the NYSE, the Securities and Exchange Commission (“SEC”) and of our applicable board committees.

Our board of directors has determined that each of Mses. Bradley and Cool and Messrs. Fox, Goodman, Hirshberg and Kelley is an “independent director” as defined under the rules of the NYSE. Our board of directors also has determined that Ms. Bradley, Ms. Cool and Mr. Fox, who comprise our audit committee, Ms. Bradley, Mr. Goodman and Mr. Hirshberg, who comprise our compensation committee, and Ms. Cool, Mr. Hirshberg and Mr. Kelley, who comprise our nominating and corporate governance committee, satisfy the independence standards for such committees established by the SEC and the rules of the NYSE, as applicable. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director and any institutional stockholder with which he or she is affiliated.

Board Leadership Structure

Our corporate governance guidelines provide that the roles of chairman of the board and chief executive officer may be separated or combined. Our board of directors has considered its leadership structure and determined that,  at this time, the roles of chairman of the board of directors and chief executive officer should be separate.  Separating the chairman and the chief executive officer positions allows our chief executive officer,  Mr. Dickerson, to focus on running the business, while allowing our chairman of the board of directors,  Mr. Salzberg, to lead our board in its fundamental role of providing advice to and oversight of management. As our board of directors has determined that each of our directors other than Mr. Dickerson and Mr. Salzberg is independent, our board of directors believes that the independent directors provide effective oversight of management. In addition, Mr. Goodman serves as our lead independent director. As lead independent director, Mr. Goodman presides over periodic meetings of our independent directors, serves as a liaison between our chairman and the independent directors, and performs such additional duties as our board of directors may otherwise determine and delegate.  Our board of directors believes that its leadership structure is appropriate because it strikes an effective balance between strategic development and independent leadership and management oversight in the board process.

Code of Conduct and Ethics

We have adopted a written code of conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code of conduct and ethics is posted under the heading “Corporate Governance–Governance Documents” on the Investor Relations section of our website, which is located at investors.blueapron.com. If we make any substantive amendments to, or grant any waivers from, the code of conduct and ethics we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8‑K to the extent required by applicable law, the rules of the SEC or the rules of the NYSE.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. The guidelines provide, among other things, that:

•	our board of directors’ principal responsibility is to oversee the management of the company;
•	a majority of the members of our board of directors must be independent directors;
•	the independent directors will meet in executive session at least semi-annually;
•	directors have full and free access to management and, as necessary, independent advisors;
•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and
•	the nominating and corporate governance committee will conduct an annual self-evaluation of the board of directors to determine whether it and its committees are functioning effectively.

A copy of the corporate governance guidelines is posted under the heading “Corporate Governance–Governance Documents” on the Investor Relations section of our website, which is located at investors.blueapron.com.

Board Meetings

Our board of directors meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring its approval. It also holds special meetings when important matters require action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. Our board of directors held eight meetings (including regularly scheduled and special meetings) during the fiscal year ended December 31, 2017.

During 2017, each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors upon which he or she served during the periods that he or she served. Our board of directors periodically holds executive sessions of the independent directors. Executive sessions do not include employee directors or directors who do not qualify as independent under NYSE and SEC rules.

Annual Meeting Attendance

It is our policy that members of our board of directors are encouraged to attend annual meetings of our stockholders.

Committees

Our amended and restated by-laws provide that our board of directors may delegate responsibility to committees. Our board of directors has three standing committees: the audit committee,  the compensation committee and the nominating and corporate governance committee. Our board of directors has also adopted a written charter for each of the three standing committees. Each committee charter is available under the heading “Corporate Governance–Governance Documents” on the Investor Relations  section of our website, which is located at investors.blueapron.com.

Audit Committee

Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;
•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;
•	coordinating our board of directors’ oversight of our internal control over financial reporting, disclosure controls and procedures, and code of conduct and ethics;
•	discussing our risk management policies;
•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
•	meeting independently with our registered public accounting firm and management;
•	reviewing and approving or ratifying any related person transactions; and
•	preparing the audit committee report required by SEC rules.

All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

The members of our audit committee are Ms. Bradley (chair), Ms. Cool and Mr. Fox. Our board of directors has determined that each member of our audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our board of directors has designated Ms. Bradley as an “audit committee financial expert,” as defined under the applicable rules of the SEC.

Our audit committee held four meetings during the fiscal year ended December 31, 2017. Our audit committee operates under a written charter adopted by our board of directors, a current copy of which is available under the heading “Corporate Governance–Governance Documents” on the Investor Relations section of our website, which is located at investors.blueapron.com.

Compensation Committee

Our compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;
•	determining the compensation of our chief executive officer;
•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our other executive officers;
•	overseeing an evaluation of our senior executives;
•	overseeing and administering our cash and equity incentive plans;
•	reviewing and making recommendations to our board of directors with respect to director compensation;
•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure to the extent such disclosure is required by SEC rules; and
•	preparing annual compensation committee reports to the extent required by SEC rules.

Typically, our compensation committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by our compensation committee, in consultation with our president and chief executive officer and our chief human resources officer. Our compensation committee meets regularly in executive session. Our president and chief executive officer may not participate in, or be present during, any deliberations or determinations of our compensation committee regarding his compensation or individual performance objectives. Our compensation committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that our compensation committee considers necessary or appropriate in the performance of its duties. Our compensation committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after assessing the independence of such person in accordance with SEC and NYSE requirements that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

The members of our compensation committee are Mr. Goodman (chair), Ms. Bradley and Mr. Hirshberg. Our compensation committee held one meeting during the fiscal year ended December 31, 2017. Our compensation committee operates under a written charter adopted by our board of directors, a current copy of which is available under the heading “Corporate Governance–Governance Documents” on the Investor Relations section of our website, which is located at investors.blueapron.com.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board of directors;
•	recommending to our board of directors the persons to be nominated for election as directors and to each of the board of directors’ committees;
•	reviewing and making recommendations to the board of directors with respect to management succession planning;
•	developing and recommending to the board of directors corporate governance principles; and
•	overseeing an annual evaluation of the board of directors.

The members of our nominating and corporate governance committee are Mr. Hirshberg (chair), Ms. Cool and Mr. Kelley. Our nominating and corporate governance committee held one meeting during the fiscal year ended December 31, 2017. Our nominating and corporate governance committee operates under a written charter adopted by our board of directors, a current copy of which is available under the heading “Corporate Governance–Governance Documents” on the Investor Relations section of our website, which is located at investors.blueapron.com.

Compensation Consultants

Our compensation committee may, in its sole discretion, retain or obtain the advice of one or more compensation consultants. Prior to our initial public offering (“IPO”) in 2017, our compensation committee engaged Compensia, Inc., a national management consulting firm (“Compensia”), as its independent compensation consultant, to provide comparative data on executive compensation practices in our industry, to assist our compensation committee in developing an appropriate list of peer companies, and to advise on our executive compensation program generally. Our compensation committee also engaged Compensia for recommendations and review of non-employee director compensation in 2017 and 2018.

Although our compensation committee considers the advice and recommendations of independent compensation consultants as to our executive compensation program, our compensation committee ultimately makes its own decisions about these matters. In the future, we expect that our compensation committee will continue to engage independent compensation consultants to provide additional guidance on our executive compensation programs and to conduct further competitive benchmarking against a peer group of publicly-traded companies.

Our compensation committee will review information regarding the independence and potential conflicts of interest of any compensation consultant it may engage, taking into account, among other things, the factors set forth in the NYSE listing rules. With respect to services provided in 2017,  our compensation committee concluded that the engagement of Compensia did not raise any conflict of interest. Outside of services provided for the compensation committee,  Compensia provided nominal additional services to us in 2017 related to benchmarking data with respect to certain executive and non-executive positions in an effort to ensure that our compensation was competitive so that we could attract, reward, motivate, and retain our employees. The total amount paid to Compensia in connection with these additional engagements was less than $120,000 in 2017.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.

Board Processes

Oversight of Risk

Our board of directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our board of directors and its committees is to oversee the risk management activities of our management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our board of directors oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; our audit committee oversees risk management activities related to financial controls and legal and compliance risks; our nominating and corporate governance committee oversees risk management activities relating to the composition of our board of directors; and our compensation committee oversees risk management activities relating to our compensation policies and practices and management succession planning. Each committee reports to the full board of directors on a regular basis, including reports with respect to each committee’s  risk oversight activities, as appropriate. In addition, because risk issues often overlap, committees from time to time request that the full board of directors discuss particular risks.

Director Nomination Process

Our board of directors is responsible for selecting its own members. Our board of directors delegates the selection and nomination process to our nominating and corporate governance committee, with the expectation that other members of our board of directors, and of management, will be requested to take part in the process, as appropriate.

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates may include requests to members of our board of directors and others for recommendations, evaluation of the performance on our board of directors and its committees of any existing directors being considered for nomination, consideration of biographical information and background material relating to potential candidates and, particularly in the case of potential candidates who are not then serving on our board of directors, interviews of selected candidates by members of our nominating and corporate governance committee and our board of directors.

Generally, our nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as our nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, our nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by our nominating and corporate governance committee.

Our nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that our nominating and corporate governance committee deems to be appropriate in the evaluation process. Our nominating and corporate governance committee then discusses and evaluates the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our board of directors. Based on the results of the evaluation process, our nominating and corporate governance committee recommends candidates for our board of directors’ approval as director nominees for election to our board of directors. In considering whether to recommend any particular candidate for inclusion in our board of directors’ slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines described above under “Corporate Governance Guidelines.” Consistent with these criteria, our nominating and corporate governance committee expects every nominee to have the following attributes or characteristics, among others: integrity, honesty, adherence to high ethical standards, business acumen, good judgment and a commitment of service to the company, including a commitment to understand our business and industry. Our nominating and corporate governance committee considers the value of diversity when selecting nominees, and believes that our board of directors, taken as a whole, should embody a diverse set of skills, experiences and abilities. The nominating and corporate governance committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

All of the Class I  director nominees are currently members of our board of directors. The biographies of such director nominees under the heading “Nominees for Election for a Three-Year Term Ending at the 2021  Annual Meeting” in this Proxy Statement indicate the experience, qualifications, attributes and skills of each of the director nominees that led our nominating and corporate governance committee and our board of directors to conclude he should continue to serve as a director of our company. Our nominating and corporate governance committee and our board of directors believe that each of the nominees has the individual attributes and characteristics required of a director of our company, and that the nominees as a group possess the skill sets and specific experience desired of our board of directors as a whole.

Stockholders may recommend individuals for consideration by our nominating and corporate governance committee and board of directors as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and information with respect to the stockholder or group of stockholders making the recommendation, including the number of shares of capital stock owned by such stockholder or group of stockholders, to our Secretary at Blue Apron Holdings, Inc.,  40 West 23rd Street, New York, NY 10010. The specific requirements for the information that is required to be provided for such recommendations to be considered are specified in our amended and restated by-laws and must be received by us no later than the date referenced below under the heading “Procedures for Submitting Stockholder Proposals.” Assuming that appropriate biographical and background material has been provided on a timely basis, our nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our amended and restated by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or our board of directors, by following the procedures set forth below under the heading “Procedures for Submitting Stockholder Proposals.”

In evaluating proposed director candidates, our nominating and corporate governance committee may consider, in addition to the minimum qualifications and other criteria approved by our board of directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence and the needs of our board of directors.

Stockholder Communications

Stockholders or other interested parties may contact our board of directors or one or more of our directors with issues or questions about Blue Apron, by mailing correspondence to our General Counsel and Secretary at 40 West 23rd Street, New York, NY 10010. Our legal team will review incoming communications directed to our board of directors and, if appropriate, will forward such communications to the appropriate member(s) of the board of directors or, if none is specified, to the chairman of our board of directors. For example, we will generally not forward a communication that is primarily commercial in nature, is improper or irrelevant, or is a request for general information about Blue Apron.

Compensation Risk Assessment

We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy that applies to our executive officers. In addition, we believe that the equity compensation component of our executive compensation program assists in protecting against excessive or unnecessary risk taking by providing our executives with a strong link to our long-term performance, creating an ownership culture and helping to align the interests of our executives and our stockholders. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2018, and we are asking you and other stockholders to ratify this appointment. Ernst & Young LLP has served as our independent registered public accounting firm since 2015.

Our audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, our board of directors determined to submit to stockholders for ratification the appointment of Ernst & Young LLP. A majority of the votes properly cast is required in order to ratify the appointment of Ernst & Young LLP. In the event that a majority of the votes properly cast do not ratify this appointment of Ernst & Young LLP, we will review our future appointment of Ernst & Young LLP.

Our audit committee’s charter, which was adopted in connection with our IPO in June 2017, contains a formal policy concerning approval of audit, audit-related and non-audit services to be provided to the company by its independent registered public accounting firm. The policy requires that all services to be provided by our independent registered public accounting firm including audit and audit-related services and permitted non-audit services, must be preapproved by our audit committee, provided that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. Our board of directors or our audit committee approved all audit, audit-related and non-audit services provided by Ernst & Young LLP during fiscal years 2017 and 2016. We expect that a representative of Ernst & Young LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Principal Accounting Fees and Services

The following table sets forth the aggregate professional fees billed or to be billed by Ernst & Young LLP for audit, audit-related, tax and other services rendered for 2017 and 2016 (in thousands).

Fee Category	2017	2016
Audit Fees	$1,132	$593
Audit-Related Fees	$1,629	$—
Tax Fees	$—	$122
All Other Fees	$2	$—
Total Fees	$2,763	$715

Audit Fees. Represents fees for professional services provided in connection with the audit of our annual consolidated financial statements and the reviews of our quarterly consolidated financial statements.

Audit-Related Fees.  Represents fees for services provided in connection with the submission of our Registration Statement on Form S‑1 in connection with our IPO.

Tax Fees.  Represents fees for professional services provided for tax advice and planning.

All Other Fees.  Represents fees for services other than the services reported in Audit Fees, Audit-Related Fees and Tax Fees.

Recommendation of our Board of Directors

The board of directors recommends that you vote “FOR” the ratification and appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Report of the Audit Committee of our Board of Directors

The information contained in this audit committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act, or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Blue Apron specifically incorporates this report or a portion of it by reference.

Our audit committee’s general role is to assist our board of directors in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

Our audit committee has reviewed the company’s consolidated financial statements for 2017 and met with management, as well as with representatives of Ernst & Young LLP, the company’s independent registered public accounting firm, to discuss the consolidated financial statements. Our audit committee also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board.

In addition, our audit committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with our audit committee concerning independence, and discussed with members of Ernst & Young LLP its independence.

Based on the foregoing communications, its review of the financial statements and other matters it deemed relevant, our audit committee recommended to our board of directors that the company’s audited consolidated financial statements for 2017 be included in the company’s Annual Report on Form 10‑K for 2017.

Respectfully submitted by the members of the audit committee of the board of directors:

Julie M.B. Bradley (Chair)

Tracy Britt Cool

Kenneth A. Fox

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information known to us regarding the beneficial ownership of our capital stock as of March 31, 2018, for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Class A common stock or Class B common stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our executive officers and directors as a group.

Applicable percentage ownership is based on 57,131,012 shares of Class A common stock and 134,638,697 shares of Class B common stock outstanding at March 31, 2018. The number of shares beneficially owned by each stockholder is determined under rules of the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Class A common stock and Class B common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days after March 31, 2018 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.  At March 31, 2018, there were no outstanding shares of Class C capital stock.

Unless otherwise indicated, the address of all listed stockholders is c/o Blue Apron Holdings, Inc.,  40 West 23rd Street, New York, New York 10010. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares Beneficially Owned
	Class A		Class B
Name	Number	%	Number	%	% of Total Voting Power
5% Stockholders
Entities affiliated with Bessemer Venture Partners(1)	—	—	36,287,771	27.0%	25.9%
Entities affiliated with First Round Capital(2)	—	—	11,112,326	8.3%	7.9%
JPMorgan Chase & Co.(3)	3,408,109	6.0%	—	—	*
SG Growth Partners II, LP(4)	—	—	9,937,081	7.4%	7.1%
Family Trust Created Under Article V of the Matthew Salzberg 2014 Annuity Trust Agreement(5)	—	—	19,744,091	14.7%	14.1%

Named Executive Officers and Directors
Bradley J. Dickerson(6)	195,871	*	1,172,736	*	*
Matthew B. Salzberg(7)	—	—	47,432,035	35.2%	33.8%
Pablo Cussatti(8)	3,597	*	—	—	*
Jared Cluff(9)	13,225	*	451,301	*	*
Ilia M. Papas(10)	20,725	*	11,693,095	8.7%	8.3%
Julie M.B. Bradley(11)	—	—	60,000	*	*
Tracy Britt Cool(12)	—	—	16,666	*	*
Kenneth A. Fox(13)	—	—	9,937,081	7.4%	7.1%
Robert P. Goodman(14)	—	—	36,287,771	27.0%	25.9%
Gary R. Hirshberg(15)	—	—	19,791	*	*
Brian P. Kelley(16)	—	—	13,541	*	*
All executive officers and directors as a group (13 persons)(17)	301,560	*	107,541,985	78.6%	75.5%

*Less than 1%.

(1)

Consists of (i) 19,813,194 shares of Class B common stock held by Bessemer Venture Partners VIII Institutional L.P., and (ii) 16,474,577 shares of Class B common stock held by Bessemer Venture Partners VIII L.P. (collectively, the “BVP Entities”). Each of Deer VIII & Co. L.P. (“Deer VIII L.P.”), the general partner of the BVP Entities, and Deer VIII & Co. Ltd. (“Deer VIII Ltd.”), the general partner of Deer VIII L.P., has voting and dispositive power over the shares held by the BVP Entities. J. Edmund Colloton, David J. Cowan, Byron B. Deeter, Robert P. Goodman, Jeremy S. Levine and Robert M. Stavis are the directors of Deer VIII Ltd. Investment and voting decisions with respect to the shares held by the BVP Entities are made by the directors of Deer VIII Ltd. acting as an investment committee. The address of each of the BVP Entities is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, New York 10538.

(2)

Consists of (i) 10,921,569 shares of Class B common stock held by First Round Capital IV, L.P. (“FRC IV”) and (ii) 190,757 shares of Class B common stock held by First Round Capital IV Partners Fund, L.P. (“FRC IV PF”). First Round Capital Management IV, L.P. (“FRCM IV LP”), the general partner of FRC IV and FRC IV PF, and First Round Capital Management IV, LLC (“FRCM IV LLC”), the general partner of FRCM IV LP, may be deemed to have sole power to vote these shares. Phineas Barnes, Christopher Fralic, Robert Hayes, Joshua Kopelman and William Trenchard are the managing members of FRCM IV LLC and may be deemed to have shared power to vote these shares. The address of First Round Capital is 4040 Locust Street, Philadelphia, PA 19104. The information shown is based upon disclosures filed on (a) a Schedule 13G with the SEC on February 5, 2018 by FRC IV, FRC IV PF, FRCM IV LP, FRCM IV LLC, Phineas Barnes, Christopher Fralic, Robert Hayes, Joshua Kopelman and William Trenchard, (b) a Form 4 with the SEC on February 14, 2018 by the reporting persons and (c) a Form 4 with the SEC on February 22, 2018 by the reporting persons.

(3)

The information shown is based upon disclosures filed on a Schedule 13G with the SEC on April 4, 2018 based on holdings as of March 30, 2018 by JPMorgan Chase & Co. The address of JPMorgan Chase & Co. is 270 Park Avenue, New York, NY 10017.

(4)

Consists of 9,937,081 shares of Class B common stock. SGGP II, LLC, the general partner of SG Growth Partners II LP, has sole voting and dispositive power over such shares and voting decisions with respect to such shares are made by Kenneth A. Fox and Daniel C. Marriott as the investment committee of SGGP II, LLC. The address of SG Growth Partners, II LP is 402 West 13th Street, 5th Floor, New York, New York 10014.

(5)

Consists of 19,744,091 shares of Class B common stock held by Family Trust Created Under Article V of the Matthew Salzberg 2014 Annuity Trust Agreement, for which Matthew B. Salzberg and his father serve as co-trustees.

(6)

Consists of (i) 180,000 shares of Class A common stock held by Mr. Dickerson, (ii) 15,871 shares of Class A common stock issuable pursuant to restricted stock units vesting within 60 days of March 31, 2018, and (iii) 1,172,736 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2018.

(7)

Consists of (i) 25,154,605 shares of Class B common stock held by Mr. Salzberg, (ii) 19,744,091 shares of Class B common stock held by Family Trust Created Under Article V of the Matthew Salzberg 2014 Annuity Trust Agreement, for which Mr. Salzberg and his father serve as co-trustees, (iii) 2,500,000 shares of Class B common stock held by The Matthew Salzberg Family 2014 Trust, for which Mr. Salzberg serves as a trustee, (iv) 18,759 shares of Class B common stock held by Aspiration Growth Opportunities II GP, LLC, with respect to which Mr. Salzberg has shared investment and voting power and (v) 14,580 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2018.

(8)	Consists of 3,597 shares of Class A common stock held by Mr. Cussatti. The information shown is based upon disclosures filed on a Form 4 with the SEC on November 25, 2017.
(9)

Consists of (i) 13,225 shares of Class A common stock issuable pursuant to restricted stock units vesting within 60 days of March 31, 2018, (ii) 50,000 shares of Class B common stock held by Mr. Cluff, and (iii) 401,301 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2018.

(10)

Consists of (i) 7,500 shares of Class A common stock held by Mr. Papas, (ii) 13,225 shares of Class A common stock issuable pursuant to restricted stock units vesting within 60 days of March 31, 2018, (iii) 6,681,377 shares of Class B Common Stock held by Mr. Papas, (iv) 5,000,000 shares of Class B Common Stock held by the Ilia M. Papas 2017 Annuity Trust, for which Mr. Papas serves as trustee, and (v) 11,718 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2018.

(11)

Consists of (i) 35,000 shares of Class B common stock held by Ms. Bradley, all of which are subject to vesting and forfeiture and (ii) 25,000 shares of Class B common stock held by the Julie M.B. Bradley 2017 Irrevocable Trust.

(12)	Consists of 16,666 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2018.
(13)	Consists of shares held by SG Growth Partners II, LP identified in footnote 4.
(14)

Consists of shares held by the BVP Entities identified in footnote 1. Robert P. Goodman, one of our directors, J. Edmund Colloton, David J. Cowan, Byron B. Deeter, Jeremy S. Levine and Robert M. Stavis are the directors of Deer VIII Ltd. and hold the voting and dispositive power for the BVP Entities. Investment and voting decisions with respect to the shares held by the BVP Entities are made by the directors of Deer VIII Ltd. acting as an investment committee.

(15)	Consists of 19,791 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2018.
(16)	Consists of 13,541 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2018.
(17)

Consists of (i) 221,692 shares of Class A common stock, (ii) 79,868 Class A common stock issuable pursuant to restricted stock units vesting within 60 days of March 31, 2018, (iii) 105,433,684 shares of Class B common stock, of which 35,000 shares are subject to vesting and forfeiture, and (iv) 2,108,301 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2017 all required reports were filed on a timely basis under Section 16(a), except that Timothy J. Smith and Pablo Cussatti filed Form 4s on November 30, 2017 reporting vesting on November 25, 2017 of 5,806 restricted stock units that converted into Class A common stock on a one-for-one basis, and Mr. Papas filed a Form 4 on January 5, 2018 reporting the conversion on December 12, 2017 of 37,500 shares of Class B common stock into 37,500 shares of Class A common stock.

EXECUTIVE COMPENSATION

Executive Compensation Overview

This section describes the material elements of compensation awarded to, earned by or paid to our chief executive officer and our two most highly compensated executive officers (other than our chief executive officer) plus additional persons as determined under the rules of the SEC.  We refer to this group of executive officers as our “named executive officers.”  For 2017, our named executive officers were:

•	Bradley J. Dickerson, president, chief executive officer, chief financial officer and treasurer (appointed president and chief executive officer effective November 27, 2017);
•	Matthew B. Salzberg, executive chairman and former president and chief executive officer (resigned as president and chief executive officer effective November 27, 2017);
•	Pablo Cussatti, former senior vice president of operations and fulfillment (resigned effective December 1, 2017);
•	Jared Cluff, chief marketing officer; and
•	Ilia M. Papas, chief technology officer.

This section also provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and is intended to place in perspective the data presented in the tables and narrative discussions that follow. In 2017, we engaged the services of Compensia,  a national management consulting firm, to review our compensation plans and procedures and to provide additional information about comparative compensation offered by peer companies, market survey information and information about trends in executive compensation. At a minimum, we expect to review executive compensation annually with input from a compensation consultant. As part of this review process, we expect our board of directors and our compensation committee to apply our values and philosophy, while considering the compensation levels needed to ensure our executive compensation program remains competitive. We will also review whether we are meeting our retention objectives.

Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by, or paid to each of our named executive officers during the years indicated.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock awards ($)(2)	Option awards ($)(3)	All other compensation ($)		Total ($)
Bradley J. Dickerson	2017	300,000		100,500	2,210,000	—	—		2,610,500
President, Chief Executive Officer, Chief Financial Officer and Treasurer	2016	271,154	(4)	180,131	—	3,787,950	—		4,239,235
Matthew B. Salzberg	2017	314,011		—	2,335,001	106,309	—		2,755,321
Executive Chairman and Former President and Chief Executive Officer	2016	214,560		201,000	—	—	—		415,560
Pablo Cussatti(5)	2017	281,868	(6)	—	2,268,731	—	137,500	(7)	2,688,099
Former Senior Vice President of Operations and Fulfillment	2016	92,308	(8)	120,492		339,219	53,000	(9)	605,019
Jared Cluff(10)	2017	250,000		83,750	2,210,000	129,283	—		2,673,033
Chief Marketing Officer
Ilia M. Papas(10)	2017	250,000		83,750	2,210,000	129,283	—		2,673,033
Chief Technology Officer

(1)

Represents discretionary cash bonuses for the applicable year, paid in the subsequent year. For Mr. Cussatti, the 2016 bonus amount includes a $75,000 signing bonus paid in connection with his hiring in 2016.

(2)

The amounts reported in this column represent the aggregate grant date fair value of the restricted stock units (“RSUs”) granted to the named executive officers during the applicable year, as computed in accordance with FASB Accounting Standards Codification Topic 718, Compensation-Stock Compensation. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Significant Estimates—Share-Based Payments” of our Annual Report on Form 10‑K for the year ended December 31, 2017.

(3)

The amounts reported in this column represent the aggregate grant date fair value of the option awards granted to the named executive officers during the applicable year, as computed in accordance with FASB Accounting Standards Codification Topic 718, Compensation-Stock Compensation. The assumptions used in calculating the grant date fair value of the option awards reported in this column are set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Significant Estimates—Share-Based Payments” of our Annual Report on Form 10‑K for the year ended December 31, 2017.

(4)

Represents salary earned by Mr. Dickerson for the portion of 2016 during which he was employed by us. Mr. Dickerson was hired effective February 8, 2016 and was paid a pro rata portion of an annual base salary of $300,000.

(5)	Mr. Cussatti’s employment with us ended effective December 1, 2017.
(6)

Represents salary earned by Mr. Cusatti for the portion of 2017 during which he was employed by us. Mr. Cusatti’s employment with us ended effective December 1, 2017 and, during 2017, he was paid a pro rata portion of an annual base salary of $300,000.

(7)

Consists of a lump sum payment equal to the prorated portion of Mr. Cussatti’s 2017 target bonus amount, to which Mr. Cussatti was entitled pursuant to a letter agreement and general release entered into on December 14, 2017.

(8)

Represents salary earned by Mr. Cussatti for the portion of 2016 during which he was employed by us. Mr. Cussatti was hired effective September 12, 2016 and was paid a pro rata portion of an annual base salary of $300,000.

(9)	Represents relocation stipend awarded in connection with Mr. Cussatti’s hiring in 2016, which was paid in 2017.
(10)	Was not a named executive officer for 2016. Therefore, the Summary Compensation Table includes compensation information for 2017 only.

Narrative to Summary Compensation Table

We review compensation annually for all employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.

Our chief executive officer typically proposes base salary, target bonuses, and equity incentive compensation for members of our executive team (excluding himself) to the compensation committee. His proposals are based on the company’s  pay philosophy and methodology and in-line with executive compensation for similarly situated executives at peer companies. Our compensation committee then typically reviews and discusses the proposals with the chief executive officer and chief human resources officer for all executives other than the chief executive officer. The compensation committee, without the applicable members of management present, further discusses the chief executive officer’s recommendations and ultimately recommends for our board of directors’ approval the base salary, target bonuses and equity incentive compensation of our executive officers for the current year, as well as the amount of executive officer cash bonuses for the prior year, based on the attainment of company and individual goals. The chief executive officer is not present during voting or deliberations regarding his compensation by the compensation committee or the board of directors. During 2017, our compensation committee engaged Compensia as its independent compensation consultant to assist in the creation of our executive compensation peer group and program design and to assess our executives’ compensation relative to comparable companies. See “Corporate Governance—Compensation Consultants” for more information about the engagement of Compensia by the compensation committee.

Base salary.    In 2017, we paid annual base salaries to Mr. Dickerson, Mr. Salzberg, Mr. Cussatti, Mr. Cluff and Mr. Papas in the amounts of $300,000, $300,000,  $300,000, $250,000 and $250,000, respectively. Effective December 1, 2017, in connection with his transition to Executive Chairman, Mr. Salzberg’s annual base salary increased to $470,000 from $300,000.  These base salaries were determined using a competitive assessment of similarly situated executives at our peer companies to make them competitive with the 50th percentile, as well as to address customary annual base salary increases and to recognize their individual performance.  We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. None of our named executive officers is currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base salary.

Annual bonus.    Our board of directors may, in its discretion, award bonuses to our named executive officers from time to time. We typically establish annual bonus targets based around a set of specified corporate goals for our named executive officers, along with individual goals, and conduct an annual performance review to determine the attainment of such goals. The target bonuses for our named executive officers for 2017, as a percentage of base salary, were 67%, 67%, 50%, 67% and 67% for Messrs. Dickerson, Salzberg, Cussatti, Cluff and Papas, respectively. Our management may propose bonus awards to the compensation committee or the board of directors primarily based on such review process and such target percentages. Our compensation committee determines or makes a recommendation to the board of directors regarding eligibility requirements for and the amount of such bonus awards. With respect to 2017, we awarded and paid bonuses of $100,500 to Mr. Dickerson and $83,750 to each of Mr. Cluff and Mr. Papas, in each case as approved by our compensation committee. In connection with his transition to Executive Chairman, Mr. Salzberg became ineligible to participate in our senior executive bonus programs. With respect to Mr. Dickerson, Mr. Cluff and Mr. Papas, the amounts of their respective bonuses were based on their respective bonus targets and the achievement of both individual and company goals.

Equity incentives.   Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, or any formal equity ownership guidelines applicable to them, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture, and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period. Accordingly, our compensation committee and board of directors periodically review the equity incentive compensation of our named executive officers and from time to time may grant equity incentive awards to them in the form of stock options and/or RSUs.

On March 13, 2017, our board of directors granted Mr. Salzberg an option to purchase 46,656 shares of Class B common stock at an exercise price of $7.75 per share and granted each of Mr. Cluff and Mr. Papas an option to purchase 37,500 shares of Class B common stock at an exercise price of $7.04 per share.  The shares underlying these options are scheduled to vest in equal monthly installments over four years from February 19, 2017.   The exercise price of $7.75 per share for Mr. Salzberg’s  grant is equal to 110% of the fair market value of a share of our Class B common stock on the date of grant in accordance with our 2012 Equity Incentive Plan, which requires that if, at the time we grant an incentive stock option, the optionee owns stock that represents more than 10% of the total combined voting power of all classes of our stock, the exercise price must be at least 110% of the fair value of the shares underlying the stock option on the grant date and the term will not be more than five years.

On June 1, 2017, our board of directors granted RSU awards, representing the right to receive shares of Class A common stock, to each of our named executive officers, effective as of and contingent upon the closing of our IPO.  The dollar value of these RSU awards was $2,500,000 for each of Mr. Dickerson, Mr. Salzberg, Mr. Cluff and Mr. Papas and $2,000,000 for Mr. Cussatti.  The number of shares of Class A common stock underlying each RSU award was determined by dividing the dollar value of each award by the initial public offering price of our Class A common stock in our IPO, which was $10.00 per share.  Therefore, on July 5, 2017, the closing date of our IPO, each of Mr. Dickerson, Mr. Salzberg, Mr. Cluff and Mr. Papas received 250,000 RSUs and Mr. Cussatti received 200,000 RSUs.  The RSU awards are scheduled to vest over four years in annual installments, with 25% of the RSUs vesting on each of July 5, 2018, July 5, 2019, July 5, 2020 and July 5, 2021, at which point the RSU awards will be fully vested.  The vesting is subject to the named executive officer’s continued employment with us on each applicable vesting date.

On August 25, 2017, our board of directors granted Mr. Cussatti 92,900 RSUs, representing the right to receive an equal number of shares of Class A common stock.  The RSUs were scheduled to vest over four years in quarterly installments, with 6.25% of the RSUs vesting on each November 25, February 25, May 25 and August 25 over the four-year period following August 25, 2017.

On December 4, 2017, our board of directors granted Mr. Salzberg 33,245 RSUs, representing the right to receive an equal number of shares of Class A common stock.  The RSUs are scheduled to vest in full on the first anniversary of their grant date.  The vesting is subject to Mr. Salzberg’s continued employment with us or service as a member of the board of directors on the vesting date.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards held by each named executive officer as of December 31, 2017.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)(1)
Bradley J. Dickerson	735,049	(2)	868,694	$3.69	2/28/2026	—	—
	220,514	(2)	260,609	$62.35	2/28/2026	—	—
	—		—	—	—	250,000	$1,007,500
Matthew B. Salzberg	9,720	(3)	36,936	$7.75	3/12/2022	—	—
	—		—	—	—	250,000	$1,007,500
	—		—	—	—	33,245	$133,977
Pablo Cussatti(4)	36,458	(5)	—	$5.53	12/22/2026	—	—
Jared Cluff	333,333	(6)	16,667	$0.0792	3/10/2024	—	—
	34,375	(7)	15,625	$1.31	3/3/2025	—	—
	7,812	(3)	29,688	$7.04	3/12/2027	—	—
	—		—	—	—	250,000	$1,007,500
Ilia M. Papas	7,812	(3)	29,688	$7.04	3/12/2027	—	—
	—		—	—	—	250,000	$1,007,500

(1)

This column represents the market value of the shares underlying RSUs as of December 31, 2017, based on the closing price of our Class A common stock, as reported on the New York Stock Exchange, of $4.03 per share on December 29, 2017.

(2)

25% of the shares of our Class B common stock subject to this option granted under the 2012 Equity Incentive Plan vested on February 28, 2017, and the balance vests in 36 successive equal monthly installments thereafter, subject to continued service with us through each such vesting date.

(3)

One forty-eighth of the shares of our Class B common stock subject to this option granted under the 2012 Equity Incentive Plan vested on March 19, 2017, and one forty-eighth of the shares vest monthly thereafter, subject to continued service with us through each such vesting date.

(4)	Mr. Cussatti’s employment with us ended effective December 1, 2017 and, upon the cessation of his employment, any unvested equity awards were forfeited.
(5)

25% of the shares of our Class B common stock subject to this option granted under the 2012 Equity Incentive Plan vested on September 12, 2017, and the balance vests in 36 successive equal monthly installments thereafter, subject to continued service with us through each such vesting date.

(6)

25% of the shares of our Class B common stock subject to this option granted under the 2012 Equity Incentive Plan vested on February 17, 2015, and the balance vests in 36 successive equal monthly installments thereafter, subject to continued service with us through each such vesting date.

(7)

25% of the shares of our Class B common stock subject to this option granted under the 2012 Equity Incentive Plan vested on March 1, 2016, and the balance vests in 36 successive equal monthly installments thereafter, subject to continued service with us through each such vesting date.

Equity Compensation Plan Information

Our equity compensation plans consist of our 2012 Equity Incentive Plan and our 2017 Equity Incentive Plan. Prior to our IPO, we granted awards under the 2012 Equity Incentive Plan. Following our IPO, any remaining shares available for issuance under our 2012 Equity Incentive Plan were added to the shares reserved under our 2017 Equity Incentive Plan.

The following table shows certain information concerning all of our equity compensation plans in effect as of December 31, 2017:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
2012 Equity Incentive Plan	8,191,569	$8.53	—
2017 Equity Incentive Plan	6,937,209	—	20,612,395
Equity compensation plans not approved by security holders	—	—	—
Total	15,128,778	$8.53	20,612,395

(1)

The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying restricted stock units, which have no exercise price.

Potential Payments Upon Termination or Change in Control

The Blue Apron Holdings, Inc. Executive Severance Benefits Plan, adopted by our compensation committee in February 2018 (the “Severance Plan”), provides certain designated eligible full-time executives of the company or any of its subsidiaries whose position generally is at or above the level of Senior Vice President or its equivalent (“Covered Employees”), including our named executive officers, certain severance benefits upon the occurrence of the following events (each, a “Covered Termination”): (a) a termination without cause (as defined in the Severance Plan) prior to a change in control (as defined in the Severance Plan); (b) with respect to Mr. Dickerson and certain other designated executives, a termination without cause or a resignation for good reason (as defined in the Severance Plan), in either case prior to a change in control; and (c) a termination without cause or a resignation for good reason, in either case within 12 months following a change in control (a “Change in Control Termination”).

The Severance Plan administrator is our board of directors or a committee thereof designated by our board of directors.  Pursuant to the Severance Plan, each Covered Employee who is subject to a Covered Termination is entitled to:

•

continuation of such Covered Employee’s monthly base salary (as defined in the Severance Plan) for a period of 12 months in the case of the company’s chief executive officer, or six months in the case of other Covered Employees (as applicable, the “Severance Period”), following such termination;

•

in the event such Covered Employee elects to receive Consolidated Omnibus Budget Reconciliation Act, or COBRA, continuation health coverage following such termination, payment by the company of a portion of the cost of COBRA continuation health coverage for the Covered Employee and his or her applicable dependents through the earliest of (i) the end of  the Covered Employee’s Severance Period, (ii) the date on which the Covered Employee’s new benefits plan coverage commences with a new employer, and (iii) the date on which such COBRA continuation health coverage is no longer in force;

•

at the request of the Covered Employee and as determined in the Severance Plan administrator’s sole discretion, the arrangement of and payment for reasonable outplacement services by the company for up to six months following the Covered Employee’s date of termination of employment;

•

any unpaid annual or other bonus earned in respect of any completed bonus period that ended prior to the date of the Covered Employee’s Covered Termination that the Severance Plan administrator determines to be payable to the Covered Employee in its discretion pursuant to the company’s contingent compensation program;

•

solely in the case of a Change in Control Termination, a lump sum payment in an amount equal to the prorated portion of the Covered Employee’s annual target bonus for the year of the Covered Termination; and

•	in the case of a Change in Control Termination, full vesting of any unvested company equity awards held by the Covered Employee that vest based solely on continued service.

All payments and benefits provided under the Severance Plan are contingent upon the execution and effectiveness of a release of claims by the executive in our favor and continued compliance by the executive with any applicable noncompetition, nonsolicitation, and other obligations owed to the company or any of its subsidiaries.

Retirement Benefits

We maintain a retirement plan for the benefit of our employees, including our named executive officers. The plan is intended to qualify as a tax-qualified 401(k) plan so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan (except in the case of contributions under the 401(k) plan designated as Roth contributions). The 401(k) plan provides that each participant may contribute up to an annual statutory limit. Participants who are at least 50 years old can also contribute additional amounts based on statutory limits for “catch-up” contributions. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee as directed by participants.

Employee Benefits and Perquisites

Our named executive officers are eligible to participate in our health and welfare plans to the same extent as all full-time employees.

Limitation of Liability and Indemnification

Our restated certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of the director’s duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	for voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or
•	for any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our restated certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, we have entered into indemnification agreements with all of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such director and executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of our directors.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors. We have agreed that we will be the indemnitor of “first resort,” however, with respect to any claims against these directors for indemnification claims that are indemnifiable by both us and their employers. Accordingly, to the extent that indemnification is permissible under applicable law, we will have full liability for such claims (including for the advancement of any expenses) and we have waived all related rights of contribution, subrogation or other recovery that we might otherwise have against these directors’ employers.

DIRECTOR COMPENSATION

Under our non-employee director compensation policy, which was adopted in August 2017, our non-employee directors receive the cash compensation set forth below, and an annual RSU award grant having an aggregate fair market value of $125,000 on the date of grant.  Annual RSU awards are made at each annual meeting of stockholders, beginning with the Annual Meeting.  Each such RSU award will vest in full on the earlier of the first anniversary of the date of grant and the date of the next annual stockholder meeting following the date of grant. In addition, from and after the date our non-employee director compensation policy was first adopted, new non-employee directors are also eligible for an initial RSU award having an aggregate fair market value of $125,000 on the date of grant, which is the date of such director’s initial election to our board of directors, which amount shall be prorated based on time until the company’s next scheduled annual meeting of stockholders. Such RSU award will vest in full on the first anniversary of the grant date.  All RSU awards granted to our non-employee directors provide for the immediate acceleration of all vesting thereunder in the event of a change in control.

Each non-employee director is eligible to receive compensation for his or her service on our board of directors or committees thereof consisting of annual cash retainers paid quarterly in arrears, as follows. The annual retainer for non-employee directors is  $50,000. Additional annual retainers are as follows: lead independent director ($20,000); the chairman of the audit committee ($15,000); the chairman of the compensation committee ($13,000); the chairman of the nominating and corporate governance committee ($9,000); non-chair member of audit committee ($7,500); non-chair member of compensation committee ($6,500); and non-chair member of the nominating and corporate governance committee ($4,500).

We have a policy of reimbursing our directors for their reasonable out-of-pocket expenses incurred in attending board of directors and committee meetings.

The table below shows all compensation to our non-employee directors during 2017.

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Option awards ($)(3)	Total ($)
Julie M.B. Bradley	$36,338	$125,231	—	$161,569
Tracy Britt Cool	$31,510	$125,231	$172,630	$329,371
Kenneth A. Fox	$29,223	$125,231	—	$154,454
Robert P. Goodman	$42,182	$125,231	—	$167,413
Gary R. Hirshberg	$33,288	$125,231	—	$158,519
Brian P. Kelley	$27,698	$125,231	$306,701	$459,630

(1)

Our non-employee director compensation policy was adopted in August 2017. The fees earned by our non-employee directors in 2017 represent a pro rata portion of the annual cash retainers discussed above.

(2)

The values disclosed represent the aggregate grant date fair value of restricted stock units granted to the director, calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the restricted stock unit grants reported in this column are set forth in the notes to our consolidated financial statements in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2017.

(3)

In conjunction with joining our board of directors in January 2017 and April 2017, respectively, Ms. Cool and Mr. Kelley each received a stock option grant to purchase 50,000 shares of Class B common stock. The values disclosed represent the aggregate grant date fair value of options to purchase shares granted to Ms. Cool and Mr. Kelley, calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the option grants reported in this column are set forth in the notes to our consolidated financial statements in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2017.

As a general matter, we do not provide any additional compensation to Mr. Dickerson, our president, chief executive officer, chief financial officer and treasurer,  or Mr. Salzberg, our former president and chief executive officer, for their service as members of our board of directors.  In November 2017, Mr. Salzberg resigned as our president and chief executive officer, remaining as chairman of the board with the title of executive chairman. Because he served as president and chief executive officer during 2017, Mr. Salzberg is a named executive officer for 2017. The compensation paid to Mr. Dickerson and Mr. Salzberg in 2017 is set forth above under “Executive Compensation—Summary Compensation Table.”

Our compensation committee engaged the services of Compensia, a national management consulting firm, to provide assistance in developing our non-employee director compensation policy in conjunction with becoming a public company. We expect to review non-employee director compensation periodically with input from a compensation consultant.  Compensia provided our compensation committee with compensation survey data for purposes of comparing each compensation component within our non-employee director compensation policy—namely, annual retainers for board and committee membership and equity incentive awards—to a group of other publicly-traded companies of similar size and industries.  In addition, Compensia considered the overall economic environment and trends and developments in non-employee director compensation when making observations and recommendations.  Compensia presented its findings and observations in a written report to our compensation committee prior to our compensation committee making any recommendations to our board of directors regarding the compensation of our non-employee directors.  Our compensation committee and board of directors reviewed the peer group data for 15 publicly-traded companies of similar size and industries:

B&G Foods	Lancaster Colony	The Hain Celestial Group
Blue Buffalo Pet Products	Panera Bread	TripAdvisor
Domino’s Pizza	Pinnacle Foods	Wayfair
Dunkin’ Brands Group	Shutterfly	Yelp
GrubHub	Square	Zillow Group

Our compensation committee compared the components and amounts of compensation that we provide to our non-employee directors with the components and amounts of compensation provided to non-employee directors in the peer group and used this comparison data as a guideline in its review and recommendations regarding cash retainers and equity incentive compensation to be paid to our non-employee directors.  After reviewing the data and considering the input, our compensation committee recommended, and our board of directors approved, our non-employee director compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which our company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, our audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of our audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by our audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, our audit committee will review and consider:

•	the related person’s interest in the related person transaction;
•	the approximate dollar value of the amount involved in the related person transaction;
•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•	whether the transaction was undertaken in the ordinary course of our business;
•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
•	the purpose of, and the potential benefits to us of, the transaction; and
•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our audit committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in or is not inconsistent with our company’s best interests. Our audit committee may impose any conditions on the related person transaction that it deems appropriate.

Pursuant to the SEC’s related person transaction disclosure rule, the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of the policy:

•	interests arising only from the related person’s position as a director of another corporation or organization that is a party to the transaction;
•

interests arising only from the direct or indirect ownership by the related person and all other related persons in the aggregate of less than a 10% equity interest (other than a general partnership interest) in another entity which is a party to the transaction;

•	interests arising solely from the ownership of a class of our equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis;
•	compensation arrangements with executive officers if the compensation has been approved, or recommended to the board of directors for approval, by our compensation committee;
•	compensation for services as a director of our company if such compensation will be publicly reported pursuant to SEC rules;
•	interests arising solely from indebtedness of a 5% stockholder or an immediate family member of a 5% stockholder;
•	a transaction where the rates or charges involved in the transaction are determined by competitive bids;
•	a transaction that involves the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental authority; and
•	a transaction that involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

In addition, our board of directors has determined that transactions that are specifically contemplated by our corporate charter or bylaws are not related person transactions for purposes of the policy. The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by our compensation committee in the manner specified in its charter.

We did not have a written policy regarding the review and approval of related person transactions prior to our IPO in June 2017. Nevertheless, with respect to such transactions, it was historically the practice of our board of directors to consider the nature of and business reasons for such transactions, how the terms of such transactions compared to those which might be obtained from unrelated third parties and whether such transactions were otherwise fair to and in the best interests of, or not contrary to, our company’s best interests. In addition, all related person transactions historically required prior approval, or later ratification, by our board of directors.

Related Person Transactions

Below we describe transactions since January 1, 2017 to which we were or will be a participant and in which the amounts involved exceeded or will exceed $120,000, and any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

Purchases in our Initial Public Offering

Entities affiliated with Fidelity, which at the time was one of our 5% stockholders, purchased an aggregate of 3,600,000 shares of Class A  common stock in our IPO in June 2017 at the price to the public of $10.00 per share, for an aggregate purchase price of $36,000,000.

Directed Share Program

At our request, the underwriters in our IPO reserved for sale at the initial public offering price up to 5% of the shares of Class A common stock offered in the IPO to certain of our employees and their friends and family and certain of our suppliers and vendors as part of a directed share program. The sales under the directed share program were made, at our direction, by Fidelity Capital Markets, a division of National Financial Services, LLC, which are each affiliated with Fidelity, which at the time was one of our 5% stockholders. Fidelity Capital Markets received a standard sales concession on the shares of Class A common stock distributed as part of the directed share program. Based on the sale of 1,500,000 shares of Class A common stock in the directed share program (reflecting 5% of the 30,000,000 shares offered in the IPO) at the initial public offering price of $10.00 per share, Fidelity Capital Markets was paid total sales commissions of approximately $495,000.

Convertible Note Financing

In May 2017, we issued and sold $63.5 million in aggregate principal amount of convertible promissory notes, or the convertible notes, to entities affiliated with Fidelity, and in June 2017, we issued and sold an additional $1.1 million in aggregate principal amount of the convertible notes to certain of our other existing stockholders. The convertible notes were unsecured general obligations and were subordinated to all of our then-current or future senior debt, including indebtedness under our revolving credit facility. The convertible notes were scheduled to mature on May 3, 2019 and bore interest at a rate of 3.5% per annum, compounded annually.

Upon the closing of our IPO, the convertible notes converted automatically into an aggregate of 7,023,201 shares of Class B common stock at a price per share of $9.25, representing a 7.5% discount to the initial public offering price of our Class A common stock of $10.00 per share.

Registration Rights

We are a party to an investors’ rights agreement, originally entered into in January 2013 and most recently amended and restated in May 2015, with our significant stockholders, including entities affiliated with Bessemer Venture Partners, Ilia M. Papas, Matthew B. Salzberg, Family Trust Created Under Article V of the Matthew Salzberg 2014 Annuity Trust Agreement and The Matthew Salzberg Family 2014 Trust. The investors’ rights agreement provides these holders the right to demand that we file a registration statement or request that their shares be included in a registration statement that we are otherwise filing. Pursuant to the investors’ rights agreement, we are required to pay all registration expenses and indemnify these holders with respect to each registration of registrable shares that is effected.

Indemnification Agreements

Our restated certificate of incorporation provides that we will indemnify our officers and directors to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with all of our directors and executive officers.

Arrangements with Executive Officers and Directors

For a description of the compensation arrangements that we have with our executive officers and directors, see “Executive Compensation.”

TRANSACTION OF OTHER BUSINESS

Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL  INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Our amended and restated by-laws provide that, for nominations of persons for election to our board of directors or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at 40 West 23rd Street, New York, NY 10010, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. However, our amended and restated by-laws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected, and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined  in Rule 12b‑2 promulgated under the Exchange Act) and certain additional information.

The advance notice requirements for the Annual Meeting required a stockholder’s notice to be delivered to our Secretary at the address set forth above not later than the close of business on March 16, 2018 in order to be timely.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a‑8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2019 annual meeting of stockholders, all applicable requirements of Rule 14a‑8 must be satisfied and we must receive such proposals no later than December 27,  2018. Such proposals must be delivered to our Secretary, c/o Blue Apron Holdings, Inc., 40 West 23rd Street, New York, NY 10010.

LOGO. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 13, 2018. Vote by Internet • Go to www.investorvote.com/APRN • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. + 1. Election of Directors: 01 - Kenneth A. Fox For Withhold For Withhold 02 - Gary R. Hirshberg ForAgainst Abstain 2. To ratify the appointment of Ernst & Young LLP as Blue Apron Holdings, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2018. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 2 1 D V 02TZ3C Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION

. 2018 Annual Meeting Admission Ticket Blue Apron Holdings, Inc. 2018 Annual Meeting of Stockholders Thursday, June 14, 2018, 10:00am Eastern Time Offices of Wilmer Cutler Pickering Hale and Dorr LLP 7 World Trade Center, 250 Greenwich Street New York, NY 10007 Upon arrival, please present this admission ticket and photo identification at the registration desk. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q LOGO Proxy — Blue Apron Holdings, Inc. Notice of 2018 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — June 14, 2018 The undersigned stockholder hereby appoints Bradley J. Dickerson and Benjamin C. Singer, or any of them, as proxies, each with the power of substitution, and hereby authorizes them to represent and vote the shares of the undersigned, with all the powers which the undersigned as proxies, would possess if personally present, at the Annual Meeting of Stockholders of Blue Apron Holdings, Inc. to be held on June 14, 2018 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal 1, and FOR Proposal 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. Please vote, sign, date and return this proxy card promptly using the enclosed return envelope or vote by telephone or the internet. (Items to be voted appear on reverse side.) Blue Apron Holdings, Inc.